Exhibit 99.1

BIO-TECHNE RELEASES UNAUDITED THIRD QUARTER

AND NINE MONTH FISCAL YEAR 2014 RESULTS

Minneapolis/April 28, 2014/ Techne Corporation’s (NASDAQ:TECH), (d/b/a Bio-Techne) financial results for the third quarter and nine months ended March 31, 2014 include the following highlights:

Third quarter earnings were $31.6 million or $0.85 per diluted share. Adjusted earnings for the quarter were $34.7 million (an increase of 6.9% from the prior fiscal year period) or $0.94 per diluted share. Adjusted earnings and adjusted earnings per share exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value as part of acquisitions and professional fees related to on-going acquisition activity in fiscal 2014.

Earnings for the nine-month period ended March 31, 2014 were $84.1 million or $2.27 per diluted share. Adjusted earnings for the nine-month period ended March 31, 2014 were $92.9 million (an increase of 5.8% from the prior fiscal year period) or $2.51 per diluted share. Adjusted earnings and adjusted earnings per share for the nine-month period exclude the acquisition-related items noted above.

Net sales as reported increased 18.0% to $95.6 million for the quarter ended March 31 2014. Organic sales increased 5.3% in the quarter. Organic sales exclude sales by Bionostics Holding Limited, which was acquired on July 22, 2013 for net cash of $103 million, and the impact of foreign currency exchange rate fluctuations.

Net sales as reported increased 14.8% to $265.2 million for the nine months ended March 31 2014. Organic sales, excluding the sales by Bionostics Holdings Limited and the impact of foreign currency exchange rate fluctuations, increased 3.6% in the nine-month period.

“I am extremely pleased with the results for our third quarter,” said Charles Kummeth, President and Chief Executive Officer of Bio-Techne. “It demonstrates our progress this year with a plan for regional and platform expansion. I am especially encouraged given the strong headwinds this past quarter due to weather. The teams have done a great job and I am proud of the results from both segments.”

The Company’s Biotechnology segment includes sales made through its Life Sciences and Diagnostics Brands. These include R&D Systems, Tocris, Boston Biochem, and BiosPacific. Biotechnology segment net sales were $80.1 million for the quarter ended March 31, 2014, an increase of 6.4% from $75.3 million for the quarter ended March 31, 2013. Biotechnology sales were $224 million for the nine-month period ended March 31, 2014, an increase of 4.4% from $214 million for the nine-month period ended March 31, 2013. Biotechnology sales increased 5.1% and 3.4% for the quarter and nine months ended March 31, 2014, respectively, excluding the impact of foreign currency exchange rate fluctuations.

The table below shows changes to the components of organic sales for the Biotechnology segment, from the same prior-year period.

	Quarter Ended	Nine Months Ended
	3/31/14	3/31/14
U.S. industrial, pharmaceutical and biotechnology	4.2%	4.4%
U.S. academic	(11.7%)	(9.6%)
Europe	7.7%	2.4%
China	2.0%	23.3%
Pacific Rim	12.0%	11.1%

The Company’s Clinical Controls segment includes sales made through its R&D Systems and Bionostics brands. Clinical Controls net sales for the quarter and nine months ended March 31, 2014 were $15.4 million and $41.4 million, respectively. Excluding sales by Bionostics subsequent to the acquisition, Clinical Controls sales growth for the quarter and nine months ended March 31, 2014 were 7.1% and 7.0%, respectively. The increases were the result of strong demand for its products and solid execution by the team.

The consolidated gross margin percentage was 71.3% and 75.5% for the quarters ended March 31, 2014 and 2013, and 70.8% and 74.4% for the nine months ended March 31, 2014 and 2013, respectively. Gross margins adjusted for costs recognized upon sale of acquired inventory and amortization of intangible assets were 73.6% and 77.7% for the quarters ended March 31, 2014 and 2013, and 73.6% and 76.9% for the nine months ended March 31, 2014 and 2013, respectively. The decrease in adjusted gross margins for the quarter and nine months was primarily caused by a change in product mix from higher margin Biotechnology segment sales to Clinical Controls segment sales as a result of the Bionostics acquisition.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2014 increased $4.7 million and $12.3 million from the quarter and nine months ended March 31, 2013. These expenses for the quarter ended March 31, 2014 included $1.0 million of selling, general and administrative expenses by Bionostics which was acquired in July 2013, an increase in intangible asset amortization of $1.1 million related to the acquisition and other acquisition related professional fees of $395,000. Selling, general and administrative expenses also included a $454,000 increase in stock compensation expense for the quarter ended March 31, 2014, compared to the same prior-year period. The remaining increase in selling, general and administrative expense for the quarter ended March 31, 2014 was mainly the result of an investment in commercial resources and administrative infrastructure since the third quarter of fiscal 2013.

Selling, general and administrative expenses for the nine months ended March 31, 2014 included $927,000 of professional fees related to the acquisition activities, $3.1 million of selling, general and administrative expenses by Bionostics after the acquisition date and an increase in intangible asset amortization of $2.9 million related to the acquisition. Selling, general and administrative expenses also included a $1.3 million increase in stock compensation expense for the nine months ended March 31, 2014 compared to the same prior-year period. The remaining increase in selling, general and administrative expense for the nine months ended March 31, 2014 was mainly the result of an investment in commercial resources and administrative infrastructure since the third quarter of fiscal 2013.

Research and development expenses for the quarter and nine months ended March 31, 2014 increased $457,000 (6.3%) and $1.2 million (5.6%) from the quarter and nine months ended March 31, 2013. Included in these expenses for the quarter and nine months ended March 31, 2014 were $232,000 and $618,000, respectively of expenses by Bionostics. The remainder of the increase in research and development for the quarter and nine months was due to personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

The effective tax rates for the quarter and nine months ended March 31, 2014, was 31.3% and 31.0% compared to 25.5% and 29.8% for the same prior-year periods. Included in the effective tax rate for the quarter and nine months ended March 31, 2013 was a credit for research and development expenditures of $1.2 million for the period of January 2012 through March 2013. The U.S. federal credit for research and development expenditures expired on December 31, 2013. Also included in the third quarter fiscal 2013 income taxes was a reduction in U.S. tax expense due to changes in estimates related to foreign source income.

The Company’s investment in ChemoCentryx, Inc. (CCXI) is included in short-term available for sale investments at March 31, 2014 and June 30, 2013 at fair-values of $42.1 million and $89.6 million, respectively. The Company’s unrealized gain on the investment at March 31, 2014 and June 30, 2013 of $12.6 million and $60.2 million, respectively, net of income tax effect, are included in accumulated other comprehensive income.

Cash generated from operations for the quarter and nine months ended March 31, 2014 were $34.9 million and $98.8 million, respectively. Capital expenditures for the quarter and nine months ended March 31, 2014 were $4.3 million and $11.7 million, respectively.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new biotechnology and clinical control products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share and the effective tax rate for the quarter and nine months ended March 31, 2014 as compared to the reported amounts for the same prior-year period:

•	fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

•	the acquisitions of Bionostics on July 22, 2013, Boston Biochem, Inc. in fiscal 2011 and Tocris Holdings Ltd. in fiscal 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

•	professional fees related to the acquisition of Bionostics which closed in July 2013 and on-going acquisition activity.

•	income tax adjustments related to the reinstatement of the U.S. credit for research and development expenditures in fiscal 2013 and the expiration of the credit on December 31, 2013 and the effect of changes in estimates related to foreign source income in fiscal 2013.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company’s ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors’ operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

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Techne Corporation, (d/b/a Bio-Techne), NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $311 million in net sales in fiscal year 2013 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact: Jim Hippel, Chief Financial Officer

(612) 379-8854

TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Net sales	$95,555	$80,992	$265,240	$231,100
Cost of sales	27,444	19,845	77,422	59,107

Gross margin	68,111	61,147	187,818	171,993
Operating expenses:
Selling, general and administrative	14,666	9,982	43,613	31,266
Research and development	7,676	7,219	23,301	22,074

Total operating expenses	22,342	17,201	66,914	53,340

Operating income	45,769	43,946	120,904	118,653
Other income (expense):
Interest income	529	638	1,641	1,976
Other non-operating expense, net	(229)	(118)	(604)	(731)

Total other income (expense)	300	520	1,037	1,245

Earnings before income taxes	46,069	44,466	121,941	119,898
Income taxes	14,428	11,348	37,817	35,748

Net earnings	$31,641	$33,118	$84,124	$84,150

Earnings per share:
Basic	$0.86	$0.90	$2.28	$2.28
Diluted	$0.85	$0.90	$2.27	$2.28
Weighted average common shares outstanding:
Basic	36,911	36,842	36,878	36,835
Diluted	37,053	36,908	36,995	36,901

TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	3/31/14	6/30/13
ASSETS
Cash and equivalents	$123,603	$163,786
Short-term available-for-sale investments	96,528	169,151
Trade accounts receivable	48,501	38,183
Inventory	38,386	34,877
Deferred income taxes	8,509	0
Other current assets	4,004	3,519

Current assets	319,531	409,516

Available-for-sale investments	151,357	132,376
Property and equipment, net	116,649	108,756
Goodwill and intangible assets, net	240,764	124,888
Other non-current assets	2,265	2,562

Total assets	$830,566	$778,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$18,686	$13,385
Payable for pending available-for-sale investment purchases	0	6,479
Income taxes payable	5,678	2,276
Deferred income taxes	0	9,944

Current liabilities	24,364	32,084

Deferred taxes	29,161	8,473
Stockholders’ equity	777,041	737,541

Total liabilities and stockholders’ equity	$830,566	$778,098

TECHNE CORPORATION

RECONCILIATION of ORGANIC SALES (In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Net sales	$95,555	$80,992	$265,240	$231,100
Organic sales adjustments:
Acquisition	(9,311)	0	(23,507)	0
Impact of foreign currency fluctuations	(977)	0	(2,230)	0

Organic sales	$85,267	$80,992	$239,503	$231,100

Organic sales growth	5.3%	(3.0%)	3.6%	(0.9%)

TECHNE CORPORATION

RECONCILIATION of GROSS MARGIN PERCENTAGES

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Gross margin percentage	71.3%	75.5%	70.8%	74.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.2%	1.3%	1.6%	1.5%
Amortization of intangibles	1.1%	0.9%	1.2%	1.0%

Gross margin percentage—adjusted	73.6%	77.7%	73.6%	76.9%

TECHNE CORPORATION

RECONCILIATION of SELLING, GENERAL and ADMINISTRATIVE EXPENSES

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Selling, general and administrative expenses	$14,666	$9,982	$43,613	$31,266
Identified adjustments:
Acquired company expense, excluding intangible amortization	(1,040)	0	(3,140)	0
Acquisition related professional fees	(395)	0	(927)	0
Amortization of intangibles	(1,533)	(516)	(4,316)	(1,556)

Selling, general and administrative expenses—adjusted	$11,698	$9,466	$35,230	$29,710

TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Net earnings	$31,641	$33,118	$84,124	$84,150
Identified adjustments:
Costs recognized upon sale of acquired inventory	1,177	1,032	4,312	3,496
Amortization of intangibles	2,605	1,252	7,380	3,806
Acquisition related professional fees	395	0	927	0
Tax impact of above adjustments	(1,169)	(619)	(3,552)	(1,965)
Tax impact of research and development credit	0	(1,186)	(476)	(1,186)
Tax impact of foreign source income	36	(1,138)	136	(500)

Net earnings—adjusted	$34,685	$32,459	$92,851	$87,801

Adjusted growth	6.9%		5.8%
Earnings per share—diluted – adjusted	$0.94	$0.88	$2.51	$2.38

TECHNE CORPORATION

RECONCILIATION of EFFECTIVE TAX RATE

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Effective tax rate	31.3%	25.5%	31.0%	29.8%
Identified adjustments:
Research and development credit	0.0%	2.7%	0.4%	1.0%
Foreign source income	(0.1%)	2.5%	(0.1%)	0.4%
Non-deductible acquisition related professional fees	(0.2%)	0.0%	(0.3%)	0.0%

Effective tax rate—adjusted	31.0%	30.7%	31.0%	31.2%

TECHNE CORPORATION

RECONCILIATION of INTANGIBLE AMORTIZATION

(In thousands)

(Unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	3/31/14	3/31/13	3/31/14	3/31/13
Amortization of intangible assets included in:
Cost of goods sold	$1,072	$742	$3,064	$2,256
Selling, general and administrative expenses	1,533	516	4,316	1,556

Total amortization of intangible assets	$2,605	$1,258	$7,380	$3,812